EX-99.h.6.a

AMENDED AND RESTATED EXHIBIT A*

to the Amended and Restated Expense Limitation Agreement effective as of June 11, 2008, as most recently amended effective February 28, 2017 between

ABERDEEN FUNDS and

ABERDEEN ASSET MANAGEMENT INC.

Name of Fund/Class	Expense Limitation	Expiration Date
Aberdeen China Opportunities Fund	1.62%	February 28, 2019
Aberdeen International Equity Fund	1.10%	February 28, 2019
Aberdeen Focused U.S. Equity Fund (formerly, Aberdeen Equity Long-Short Fund)	0.90%	February 28, 2019
Aberdeen Global Equity Fund	1.19%	February 28, 2019
Aberdeen U.S. Small Cap Equity Fund	1.15%	February 28, 2019
Aberdeen Tax-Free Income Fund	0.50%	February 28, 2019
Aberdeen Dynamic Allocation Fund	0.25%	February 28, 2019
Aberdeen Diversified Income Fund	0.25%	February 28, 2019
Aberdeen Diversified Alternatives Fund	0.25%	February 28, 2019
Aberdeen Asia Bond Fund	0.70%	February 28, 2019
Aberdeen Global Unconstrained Fixed Income Fund	0.85%	February 28, 2019
Aberdeen International Small Cap Fund	1.15%	February 28, 2019
Aberdeen Emerging Markets Fund	1.10%	February 28, 2019
Aberdeen Asia-Pacific (ex-Japan) Equity Fund	1.25%	February 28, 2019

Aberdeen U.S. Multi-Cap Equity Fund (formerly, Aberdeen U.S. Equity Fund)	0.90%	February 28, 2019
Aberdeen Emerging Markets Debt Fund	0.90%	February 28, 2019
Aberdeen Japanese Equities Fund	1.00%	February 28, 2019
Aberdeen U.S. Mid Cap Equity Fund	1.00%	February 28, 2019

*Effective February 28, 2018. This contract may not be terminated before February 28, 2019 without the approval of the Independent Trustees.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amended and Restated Exhibit A to be executed in its name and on its behalf by its duly authorized representative as of December 13, 2017.

ABERDEEN FUNDS

By:	/s/ Lucia Sitar
Name: Lucia Sitar
Title: Vice President

ABERDEEN ASSET MANAGEMENT INC.

By:	/s/ Lucia Sitar
Name: Lucia Sitar
Title: Managing U.S. Counsel